EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of The Black & Decker Corporation of our reports dated February 14, 2007, with respect to the consolidated financial statements and schedule of The Black & Decker Corporation and Subsidiaries, The Black & Decker Corporation and Subsidiaries’ management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Black & Decker Corporation and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Registration Statement Number	Description
33-26917	Form S-8
33-33251	Form S-8
33-47652	Form S-8
33-58795	Form S-8
33-65013	Form S-8
333-03593	Form S-8
333-51155	Form S-8
333-51157	Form S-8
333-35986	Form S-8
333-113283	Form S-8
333-115301	Form S-8
333-138604	Form S-3 ASR

/s/ ERNST & YOUNG, LLP
Baltimore, Maryland
February 14, 2007